Exhibit 10.1

THIS INDUSTRIAL BUILDING LEASE AGREEMENT (the “Lease”) is made and entered into as of July 31, 2009 by and between Entorian Technologies Mexico, S. de R.L. de C.V. (hereinafter referred to as “Landlord”) represented by Stephanie Lucie, its attorney-in-fact, and Invensys Electronica Reynosa, S. de R.L. de C.V. (hereinafter referred to as “Tenant”), represented by its attorney-in-fact Pablo Manuel López Pérez, in accordance with the following:

RECITALS

I.	Landlord through its attorney-in-fact hereby represents:

A.	That it is a limited liability company duly incorporated and existing pursuant to the laws of Mexico, as evidenced in Public Deed No. 15,157 dated August 12, 2002, granted before Mr. Jorge A. Garcia Corcuera Notary Public No. 140 of Reynosa, Tamaulipas duly registered at the Public Registry of Commerce of the State of Tamaulipas under Section Commerce, No. 511, Volume 2-011, dated August 22, 2002, copy of which has been previously delivered to Tenant.

B.	That it modified its corporate name from Staktek Mexico, S. de R.L. de C.V., to Entorian Technologies Mexico, S. de R.L. de C.V., s evidenced in Public Deed No. 1,486 dated March 12, 2008, granted before Mr. J. Guillermo Garcia Adame Notary Public No. 140 of Reynosa, Tamaulipas duly registered at the Public Registry of Commerce of the State of Tamaulipas under Section Commerce, No. 135, Volume 2-003, dated March 26, 2008, copy of which has been previously delivered to Tenant.

C.	That it is the owner of certain parcel of land (the “Land”) and constructions built thereon (the “Building”), located at Ave. Industrial Rio San Juan, Manzana 9 Lote 1, as evidenced in Public Deed No. 1,303 dated January 9, 2008, granted before Mr. J. Guillermo Garcia Adame Notary Public No. 140 of Reynosa, Tamaulipas duly registered at the Public Registry of Property for the State of Tamaulipas under registration No. 3776, Section First, dated February 13, 2008, copy of which is attached hereto as Exhibit A.

D.	That its attorney-in-fact has sufficient authority to bind Landlord, by entering into this Lease, according to the applicable power of attorney, as evidenced in Public Deed No. 1,501 dated March 28, 2008, granted before Mr. J. Guillermo Garcia Adame Notary Public No. 140 of Reynosa, Tamaulipas duly registered at the Public Registry of Commerce of the State of Tamaulipas under Section Commerce No. 158, Volume 2-004, dated April 9, 2008, copy of which has been previously delivered to Tenant.

E.	That it wishes to enter into this Lease, with Tenant on the terms and conditions set forth herein.

II.	Tenant through its attorney-in-fact hereby represents:

A.	That it is a limited liability company duly incorporated and existing pursuant to the laws of Mexico, as evidenced in Public Deed No. 2,865 dated November 11, 1999, granted before Mr. Héctor Martín Salinas Flores Adjoined to the Notary Public No. 135 of Reynosa, Tamaulipas duly registered at the Public Registry of Commerce of the State of Tamaulipas under merchantile folio No. 539, Volume IX, Book 1°, dated November 23, 1999, copy of which has been previously delivered to Landlord.

B.	That its attorney-in-fact has sufficient authority to bind it, by entering into this Lease, according to the applicable power of attorney, as evidenced in Public Deed No. 2,864 dated November 11, 1999, granted before Mr. Héctor Martín Salinas Flores Notary Public No. 135 of Reynosa, Tamaulipas duly registered at the Public Registry of Commerce of the State of Tamaulipas under merchantile folio No. 539, Volume IX, Book 1°, dated November 23, 1999, copy of which has been previously delivered to Landlord.

C.	That it wishes to enter into this Lease, with Landlord on the terms and conditions set forth herein

IN VIEW OF THE FOREGOING, Landlord and Tenant hereby agree as follows:

ARTICLE 1.

GRANT OF LEASE; PREMISES

1.1 Grant of Lease. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises outlined on the floor plan attached hereto as Exhibit A and hereby made a part hereof, consisting of a 45,272 square foot Building, and the Land (hereinafter jointly referred to as the “Property” or the “Premises”), located within the Parque Industrial Del Norte (“the Park”), in Reynosa, Tamaulipas, Mexico. For purposes of this Lease, “Rentable Area of the Premises” shall be deemed to be 45,272 square feet.

ARTICLE 2.

TERM; POSSESSION

2.1. Term. For purposes of this section, the following terms shall have the following meanings:

Effective Date: shall mean the date first above written which shall render this Lease binding to the parties for all legal effects.

Beneficial Occupancy: shall be the term of thirty (30) days immediately after the Effective Date and prior to the Commencement Date during which Tenant shall be entitled to enter the Premises in order to prepare the same for their use.

Commencement Date: shall be the date immediately after the Beneficial Occupancy when the term of sixty (60) months of duration of this Lease shall start to be computed and Tenant’s obligation to begin paying Rent (as defined in section 3.1.) shall commence.

The term of this Lease (hereinafter referred to as the “Term”) shall be for sixty (60) months commencing upon the Commencement Date of this Lease and ending on the last day of the sixtieth (60th) calendar month thereafter (hereinafter referred to as the “Expiration Date”), unless sooner terminated as provided herein.

In consideration of the fact that the Premises are delivered “as is” and no further capital investment was required on the part of Landlord, the parties hereby agree that Tenant shall have the right to early terminate this Lease after thirty-six (36) months counted from the Commencement Date through a prior written notice to Landlord with at least ninety (90) calendar days in advance to the intended termination date without any liability whatsoever before Landlord.

2.2. Delivery of Possession. Unless otherwise provided herein, or under Exhibit B, delivery of the Premises’ possession shall occur on the Effective Date of this Lease. Landlord and Tenant shall execute a Commencement Memorandum (acta de entrega y recepción) to acknowledge the possession date of the Premises and delivery by Landlord to Tenant, in substantially similar terms as the form attached hereto as Exhibit B. Notwithstanding the foregoing, Tenant’s obligation to begin paying Rent hereunder shall occur as of the Commencement Date and in accordance to section 3 herein.

ARTICLE 3.

RENT AND OTHER EXPENSES

3.1. Rent. Tenant shall pay an annual rent (hereinafter referred to as “Rent”) to Landlord in equal monthly installments (hereinafter referred to as “Monthly Rent” or “Base Rent”) as outlined in the attached Exhibit C, plus the corresponding Value Added Tax that may be due pursuant to Mexican law. Landlord hereby agrees and acknowledges that Tenant shall not be obliged to pay the Monthly Rent for the first two (2) months following the Commencement Date, without any liability whatsoever before Landlord; thereafter Tenant shall pay Landlord the remaining fifty-eight (58) Monthly Rent payments. Monthly Rent shall be paid in advance within the first five (5) business days of each calendar month and at the same rate for fractions of a month if the Term shall begin on any date different from the first day of a calendar month.

3.2. Manner of Payment. Monthly Rent, shall be paid in lawful money of the United States to Landlord through a wire transfer to Landlord’s account: Guaranty Federal Bank, 301 Congress Ave., Austin, TX 78701, Acct. No. 320-1029703 (Entorian Technologies L.P.), Bank Code/ABA No. 314970664 or to such other account as Landlord duly notifies Tenant with at least ten (10) working days in advance to the following date of Monthly Rent payment.

Concurrently with the execution hereof, and notwithstanding the provisions of section 3.1. to the contrary, on the Effective Date, Tenant shall pay to Landlord one Monthly Rent corresponding to the third full calendar month of the Term. For clarity purposes and derived from the payment established in this paragraph, Tenant shall be obliged to start paying Monthly Rent to Landlord on the third month after the Commencement Date. Tenant shall pay Monthly Rent and any and all other amounts due to Landlord in U.S. Dollars.

3.3. Good Funds Payments. If, for any reason whatsoever, any three or more payments by check from Tenant to Landlord are dishonored and returned unpaid, Landlord may, upon written notice to Tenant, require that all future payments be made by cash, certified check, cashier’s check, or money order (“Good Funds”) and that the delivery of Tenant’s personal or corporate check will no longer constitute payment of Rent under this Lease. Any acceptance by Landlord of a payment for Rent by Tenant’s personal or corporate check thereafter shall not be construed as a waiver of Landlord’s right to insist on payment by Good Funds as set forth herein. If any check tendered to Landlord by Tenant under this Lease is dishonored for any reason, Tenant shall pay a fee of fifty dollars ($50.00), plus (at Landlord’s option) a Late Charge as provided above until good funds are received by Landlord. Payments received from Tenant shall be applied first to any Late Charges, second to Rent, and last to other unpaid charges or reimbursements due to Landlord. Any Late Charge will be in addition to Landlord’s other remedies for nonpayment of rent.

3.4. Increase in Rent. The Monthly Rent shall be fixed and shall remain unchanged until the end of the first twelve months following the Commencement Date of this Lease. Thereafter, the Monthly Rent shall be increased annually, on the anniversary date of the Commencement Date, by a percentage of 2.5% on top of the previous Monthly Rent.

3.5. Obligation to Pay Expenses. This is a triple net Lease, where except as otherwise provided herein, Tenant is expected to pay, in addition to the Monthly Rent, all taxes, insurance, and maintenance, as well as other costs and repairs, all in connection with the use of the Premises.

As a result, in addition to paying the Base Rent, Tenant shall also pay the amounts determined in accordance with this Article 3 (hereinafter referred to as “Other Expenses”), Article 6 (Possession and Maintenance of Premises), Article 18 (Subrogation and Insurance) and any other Article herein.

3.5.1 Value Added Tax. If applicable in order to facilitate billing and the issuance of legal receipts to Tenant in exchange for payments made hereof, Tenant shall make payments plus the applicable Value Added Tax.

3.5.2 Property Tax. Tenant shall be responsible for the payment of the property taxes (the impuesto predial), for the Premises. If such tax is paid directly by Landlord, then Landlord shall be entitled to reimbursement for same. In this event, Landlord shall have the option of reimbursement either in the form of a single annual payment, due from tenant within fifteen (15) days of demand by Landlord and receipt of a copy of the tax invoice, or in twelve monthly installments, to be paid in advance in conjunction with tenant’s monthly rent payments, the amount of which shall be equal to one twelfth of the amount of the invoice for said tax for the most recent tax year. If after the payment of the twelve installments has commenced, Landlord receives the invoice for said tax and it is different than the amount used to calculate the monthly payment, Landlord may notify Tenant in writing, together with a copy of the tax invoice, and adjust the subsequent installments to correct the amount due and to correct any difference in the installments collected to date. Tenant will begin making the new installment amount with the next monthly rent payment, pay any “catch up” amount, and continue to make the new installments thereafter until otherwise notified by Landlord of a change. Both parties agree that in case there is the possibility to obtain a discount in the amount to be paid of impuesto predial for bulk or early payment, Landlord shall diligently inform Tenant of this possibility so Tenant can elect to pay in the form and time required to obtain such discount.

3.6. Park Association fees. Tenant shall be responsible for the payment of any Park Association fees directly to the Park’s Association during the term of the lease and any extensions.

3.7. Books and Records; Audit Procedures. Landlord shall maintain books and records showing Taxes and any expenses that are reimbursable under this lease in accordance with sound accounting and management practices and in compliance with all applicable Mexican accounting and taxation rules and regulations, same that will be available for the Tenant at reasonable times and with reasonable notice for its review.

ARTICLE 4.

USE OF PREMISES

Tenant shall use and occupy the Premises for manufacturing, research and development, testing, assembly, molding, warehouse and distribution and incidental uses thereto and for any other legal use or purpose (the “Permitted Uses”) provided such uses are consistent with the applicable certificate- (Certificado de Uso de Suelo) that has been provided by Landlord. Tenant is responsible for obtaining any other applicable certificate to operate Tenant’s business on the Premises. Tenant covenants and agrees to use and occupy the Premises in conformity with all applicable federal, state and municipal statutes, laws, rules, ordinances, regulations and orders. At all times, it will be Tenant’s obligation to gain knowledge of any and all applicable federal, state and municipal statutes, laws, rules, ordinances, regulations and orders.

Tenant will use the Premises only for the Permitted Uses. Tenant will not cause or permit the Premises to be used in any way which constitutes a violation of any Legal Requirements (as defined below) or the rules and regulations established by Landlord, a copy of which is attached as Exhibit D, which can be amended in writing by Landlord with the previous consent of Tenant (the “Rules and Regulations”). To the best of Landlord’s knowledge and without further inquiry, during Landlord’s ownership of the Premises, Landlord has all the licenses and/or permits granted by federal, state or municipal authorities that are necessary in connection with urban development matters, zoning, use of land environmental impact and construction of the Premises, prior to Commencement Date. Tenant will promptly take all actions necessary to comply with all Federal, State or local laws, codes, rules, regulations, orders, covenants and requirements including its operations license, that are applicable to and regulate the use by Tenant of the Premises.

Furthermore, Tenant shall have the right to use all the spaces in the parking lot area as shown on Exhibit A attached hereto and incorporated herein.

ARTICLE 5.

UTILITIES

5.1. Utilities. Tenant shall timely when due pay in full for all water, gas, heat, light, power, telephone and other utilities and service supplied to the Premises, together with any taxes thereon including hook-up, transmission, transformation and any other fees and expenses in connection therewith. With respect to electrical service, and subject to provisions in Article 11, Tenant shall make no alterations or additions to the electric equipment or appliances without the prior written consent of Landlord in each instance, which written consent shall not be unreasonably withheld. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the feeders to the Building or the risers or wiring installed thereon. Should Tenant fail to pay for all water, gas, heat, light, power, telephone and other utilities and service supplied to the Premises, together with any taxes thereon and as a result such failures prevents Landlord and/or a new tenant from contracting any of the abovementioned public utilities at the same Premises subject matter of this Lease, then Landlord shall have the right, but not the obligation, to pay for those past due amounts to bring the utilities up to date and Tenant shall reimburse immediately to Landlord any amounts paid for such concepts.

Tenant shall be allowed to hook up, at its own cost, to all available utilities for its Permitted Uses, with the understanding the actual delivery of the utilities’ is the responsibility of the various utilities companies, and not of Landlord.

5.2. Interruption of Utilities. Tenant agrees that Landlord and its agents shall not be liable in damages, by abatement of Rent or otherwise, for interruption of any or all utility services; and such interruptions shall not be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, unless caused by the Landlord. In case the interruption of the utilities is caused by any action or omission of Landlord for a period of three days, such interruption will relieve Tenant, without any liability whatsoever before Landlord, from paying Rent or performing any of its obligations under this lease, until the cause generating the interruption is remedied at Landlord’s sole cost.

5.3. KVAs. During the Lease Term and any extensions thereof, Landlord shall make available to Tenant the use of 1,000 KVAs of electrical power (the “1,000 KVAs”). Tenant hereby acknowledges that Landlord shall be the owner of the rights of such 1,000 KVAs at all times. If required by any governmental authority to do so, Landlord may temporary transfer and assign the rights to the 1,000 KVAs into the name of Tenant. Tenant shall transfer and re-assign the rights to the 1,000 KVAs back to Landlord upon the termination of the Lease. All costs related to such transfers shall be paid for by Tenant, and Tenant shall execute all reasonably documents related to such transfers as requested by Landlord. If Tenant requires electric power in excess of the 1,000 KVAs (the “Excess KVA”), Tenant shall obtain such at its sole cost and Tenant shall be responsible for acquiring such rights directly from the applicable utility provider. sole discretion, to purchase from Tenant any Excess KVA rights that serve the Premises.

ARTICLE 6.

POSSESSION AND MAINTENANCE OF PREMISES

6.1. Possession. Tenant acknowledges that it will examine the Premises before taking possession hereunder. Tenant shall be taking possession of the Premises in its then “as-is” condition and Tenant’s taking possession of the Premises or any portion thereof shall be conclusive evidence against Tenant that the portion of the Premises taken possession of was then in good order and satisfactory condition. Both parties agree that they will perform a “walk through” at the Premises prior to Beneficial Occupancy and will draft the Commencement Memorandum which will describe the “as is” condition of the Premises. At termination, for any cause, of this Lease, the parties will perform a new “walk through” at the Premises and will write up a delivery certificate which will attest to the delivery conditions of the Premises.

6.2. Repairs and Maintenance. Tenant shall, at Tenant’s sole expense, keep the Premises and alterations in good order, condition and repair, including, but not limited to, all equipment or facilities, such as plumbing, heating, ventilating, air conditioning, electrical lighting, boilers, pressure vessels, fire protection system fixtures, interior and exterior walls, interior utility installations, ceilings, floors, windows, doors, glass, signage, landscaping, parking lot and driveways, and all other facilities located in or on the Premises not the responsibility of Landlord as described in section 6.3. Tenant, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices including preventative maintenance of the roof and air conditioning systems. Tenant’s obligations shall include maintaining copies of applicable service contracts and providing copies of same to Landlord at Landlord’s request.

If Tenant does not make repairs promptly and adequately when required to do so, and such failure or non-performance shall continue for a period of twenty (20) days from the date Landlord notifies Tenant of the need for such repair or repairs, Landlord may, but need not, make such repairs and replacements and Tenant shall pay Landlord, within ten (10) days of written demand, the cost thereof. In no event shall any of Tenant’s expenses under this Section 6.2 constitute an item of Expense under Section 3.5 hereof. Notwithstanding the foregoing, Tenant’s obligations shall include maintaining service contracts on all HVAC and roof systems, pursuant to which such systems shall be inspected and properly maintained by outside service providers on a regular and continuous basis during the Term hereof. Upon Landlord’s request, tenant shall furnish Landlord with copies of such service contracts and records of maintenance performed by the service contractors.

6.3 Landlord’s exclusive maintenance responsibilities shall be to be responsible for the Premises’ structural repairs to the extent such repairs are required for Tenant’s safe possession and use of the Premises, including, but not limited to, foundations, bearing and exterior walls (excluding glass); structural floors slabs, maintaining the roof in good, water-tight condition, all utility infrastructure (water, sewer, natural gas, electricity and telephone) but up to the point where the utility connects from the utility provider / street to the Premises, and expressly excluding any equipment owned by utility providers, and other equipment such as transformers. Landlord’s responsibility excludes preventive maintenance, and any maintenance to the street improvements belonging to the Premises. Landlord reserves the right to the access—the structural elements including roof, foundation and exterior walls of the Building which Landlord is so obligated to maintain and repair. If any portion of the Premises which Landlord is obligated to maintain or repair is damaged by the negligence of Tenant, its agents, employees or invitees, then repairs necessitated by such damage shall be paid for by Tenant.

Should the Landlord fail to perform any of the Landlord’s maintenance and repair responsibilities as specified in this section, and such failure or non-performance shall continue for a period of twenty (20) days from the date Tenant notifies Landlord of the need for such repair or repairs, Tenant shall have the right to effect such repairs at the Landlord’s expense, and Landlord shall pay Tenant, within ten (10) days of written demand, the cost thereof.

Landlord shall have the right to inspect the Premises from time to time while in possession of the Tenant, in business days and hours, through written notice given with at least one (1) business day in advance if so long as the visitor is not a competitor of Tenant, and two (2) business days in advance if the visitor is a competitor of Tenant; provided that, such supervision activities will not, in any manner, obstruct or interfere with the operation, business, work or industry of the Tenant.

6.4 Compliance With Rules and Regulations. Tenant shall at its sole cost and expense comply with (i) all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations and ordinances affecting the Premises or any part thereof, or the use thereof, whether or not any such statutes, laws, rules, orders, regulations or ordinances which may be hereafter enacted involve a change of policy on the part of the governmental body enacting the same, and (ii) all rules, orders and regulations of bodies exercising functions in connection with the prevention of fire or the correction of hazardous conditions, which apply to the Premises. Tenant shall comply with the requirement of all policies of public liability, fire and other insurance which at any time may be in force with respect to the Premises.

6.5. Latent and/or Hidden Defects. The Landlord hereby expressly agrees to carry out at its expense all the major repairs strictly related to the latent and/or hidden defects existing on the Premises, and specifically related to the general structures of the Premises, provided that, such latent and/or hidden defects have not been caused by Tenant, its employees, representatives, suppliers and/or contractors, and provided that such repairs are required in order to allow Tenant the safe possession and use of the Premises.

Tenant shall immediately notify the Landlord, but in any case within ten (10) days following the date Tenant receives notice of any damages in the Premises, that may constitute a latent and/or hidden defect in the general structures on the Premises to be repaired by Landlord.

ARTICLE 7.

RETURN OF PREMISES

7.1. Surrender of Possession. No act by Landlord shall be an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the end of the Term or the termination of Tenant’s right to possess the Premises, the parties will perform a “walk through” at the Premises to inspect the current state of same and Tenant shall:

(a) Deliver to Landlord the Premises with all improvements located thereon (except as otherwise stated herein) in good repair and condition, reasonable wear and tear (subject however to Tenant’s maintenance obligations) excepted, and with the HVAC system and hot water equipment, light and light fixtures and overhead doors and related equipment in good working order, and in general terms in the same condition that the Premises were initially delivered to Tenant in accordance to the initial Commencement Memorandum,

(b) Deliver to Landlord all keys to the Premises,

(c) Deliver to Landlord within sixty (60) days of the termination, proof of the Premises fully paid utility bills throughout the date of surrender of possession, and

(d) Remove without damage, or so long as Tenant repairs any damage caused by such removal, all signage placed on the Premises, the Building, or the Land by or at Tenant’s request.

All fixtures, alterations, additions, and improvements (whether temporary or permanent) shall be Landlord’s property and shall remain on the Premises except as provided in the next sentence. Tenant may remove without damage, or so long as Tenant repairs any damage caused by such removal, all improvements, trade fixtures, furniture, and personal property placed in the Premises by Tenant (but Tenant shall not remove any such item which was paid for, in whole or in part, by Landlord unless otherwise agreed to in writing.). Tenant shall remove and retain all capital equipment it has installed at the Premises, at its expense. All work required of Tenant under this section 7.1 shall be done in a good and workmanlike manner, in accordance with all applicable laws.

7.2. Survival. All obligations of Tenant under this Article 7 shall survive the expiration of the Term or other termination of this Lease, subject to move out inspection between Tenant and Landlord, at which time Tenant and Landlord will verify that items are left in condition they were received, with normal wear and tear. Tenant’s obligation to repair identified items during inspection will survive the term of the lease.

ARTICLE 8.

HOLDING OVER

Tenant shall pay Landlord for each day Tenant retains irregular possession (“Hold Over”) of the Premises or any part thereof after termination of this Lease, as provided for hereunder, by lapse of time or otherwise, or of Tenant’s right to possession of the Premises, an amount which is one and a half the amount of Monthly Rent for the first 30-day period in which such possession occurs, and double the amount of Monthly Rent for any period thereafter, calculated as though such period were within the Term, and Tenant shall also be responsible for all other obligations under this lease during any Hold Over period. Nothing contained in this section shall be construed or operate as a waiver of Landlord’s right of re-entry or any other right or remedy of Landlord. No payments of money by Tenant to Landlord after the Term shall reinstate, continue or extend the Term and no extension of this Term shall be valid unless it is otherwise agreed in writing and signed by Landlord and except as provided by Article 27 herein, Tenant hereby waives the provisions contained in Article 1762, 1763 and 1764 of the Civil Code for the State of Tamaulipas (the “Code”) and the provisions contained in Articles 1813 and 1814 of the Code regarding the waiver of the right to extend the Lease beyond the Lease Term and the waiver of the right to continue with the Lease for an indefinite period of time after the expiration of the Lease Term. Furthermore, Tenant will indemnify and hold harmless Landlord against all damages, costs, losses, liabilities, claims and expenses, including attorneys’ fees, which Landlord incurs on account of Tenant’s failure to vacate and surrender the Premises upon termination of this Lease.

ARTICLE 9.

RULES AND REGULATIONS

Tenant agrees to observe and not to interfere with the rights reserved to Landlord contained in Article 10 hereof and agrees, for itself, its employees, agents, contractors, invitees and licensees, to comply with the Rules and Regulations set forth in Exhibits D and E attached to this Lease and made a part hereof.

ARTICLE 10.

RIGHTS RESERVED TO LANDLORD

10.1. Rights Reserved to Landlord. Landlord reserves the following rights, through a written notice to Tenant, unless in the event of an emergency or except as provided for in section 6.3, and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of Rent or affecting any of Tenant’s obligations under this Lease:

(a) Approve any exterior signage, which approval shall not be unreasonably withheld.

(b) During the last six (6) months of the Term, to show Premises to prospective tenants. Landlord shall have reasonable, direct and unrestricted access to and from the Premises to make repairs in conjunction with section 6.3 in or to the Building or any part thereof, and any adjacent land, street or alley. The aforementioned shall be carried out in a way that does not negatively affect Tenant’s Permitted Uses. Access to the Premises shall be conducted in accordance with section 6.3.

ARTICLE 11.

ALTERATIONS

11.1. Alterations. Tenant shall not, without the prior written consent of Landlord, make any alterations, additions or improvements to the Premises, when such:

(a) Represent a cost of Twenty Thousand 00/100 dollars ($20,000.00) or more, or

(b) Would alter the general appearance or the structure of the Premises.

Notwithstanding the foregoing, Landlord shall respond to all consent requests within fifteen (15) calendar days from receipt of request. Landlord’s consent hereunder shall not be unreasonably withheld. If Landlord consents to such alterations, additions or improvements, Tenant shall furnish to Landlord for approval (same that shall not be unreasonably withheld) any plans and specifications, names and addresses of contractors, copies of contracts, necessary permits and licenses, lien releases, and instruments of indemnification (including all necessary insurance) against any and all claims, costs, expenses, damages and liabilities which may arise in connection with such work. All alterations, additions and improvements shall be installed in a good, workmanlike manner. Tenant further agrees to hold Landlord harmless from any and all liabilities of every kind and description which may arise out of or be connected in any way with said alterations, additions or improvements. Upon completing any alterations, additions or improvements, Tenant shall furnish Landlord with contractors’ affidavits or equivalent documents reasonably required by Landlord , and full and final waivers of lien and receipted bills covering all labor and materials expended and used. All alterations, additions and improvements shall comply with all insurance requirements and with all applicable laws and regulations.

ARTICLE 12.

ASSIGNMENT AND SUBLETTING

12.1. Assignment and Subletting. Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, in each instance:

(a) Sublet the Premises or assign, transfer, mortgage, pledge or encumber or permit to exist upon or be subjected to any lien or charge, this Lease or any interest under it;

(b) Allow to exist or occur any transfer of or lien upon this Lease or Tenant’s interest herein;

(c) Permit the use or occupancy of the Premises or any part thereof for any purpose not provided for under Article 4 of this Lease.

In no event shall this Lease be assigned or assignable by voluntary or involuntary bankruptcy or insolvency proceedings or otherwise, and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy or insolvency proceedings. Notwithstanding the aforementioned, Tenant shall have the right, prior written notice to Landlord, to assign, sub-let and transfer this Lease and/or any interest under it to any of its parent companies, affiliates or subsidiaries, provided Tenant and Guarantor remain obligated under this Lease and Guaranty.

12.2. Tenant to Remain Obligated. Consent by Landlord to any subletting, use or occupancy, shall not operate to relieve Tenant from any covenant or obligation hereunder. Tenant shall pay all of Landlord’s reasonable costs, charges and expenses, including attorney’s reasonable fees, incurred in connection with any assignment, transfer, lien, charge, subletting, use or occupancy made or requested by Tenant.

12.3. Change of Control. Notwithstanding anything to the contrary in this Article 12, if Tenant is a corporation (other than a corporation the stock of which is publicly traded) and if during the Term of this Lease, the ownership of the shares of stock which constitute control of Tenant changes other than by reason of gift or death, Tenant shall notify Landlord of such change within thirty (30) days of closing thereof (the “Notice Date”) and include in the notice to be provided to Landlord, the audited financial statements for the new ownership entities as available. Landlord, shall have the right to review financials of such new ownership entities to confirm that such entity is financially able to perform under the terms of this Agreement. Landlord shall have thirty (30) days from the Notice Date to respond to Tenant as follows: (a) that this Lease Agreement continues to be in full force and effect, or (b) except in the instance of an assignment of a wholly owned subsidiary of Tenant if after review of financials, Landlord determines, at its discretion, the financial inability of such entity to perform under the terms hereof, Landlord at its option, may at any time thereafter terminate, without liability and without any Court order, this Lease by giving Tenant written notice of said termination at least sixty (60) days prior to the date of termination stated in the notice. Failure by Landlord to respond within such thirty (30) days shall be construed as Landlord’s acceptance of the new ownership, and that the Lease Agreement continues to be in full force and effect. The term “control” as used herein means the power to directly or indirectly direct or cause the direction of the management or policies of Tenant. If Tenant is a partnership (general or limited) and if during the Term of this Lease, the ownership of the partnership interests which constitute control of Tenant changes other than by reason of gift or death, the provisions hereinabove set forth relating to a Tenant which is a corporation which is not publicly traded shall apply and references to ownership of stock shall be deemed to refer to ownership of partnership interests in said partnership.

12.4. Landlord’s Consent. Except as otherwise provided above, the parties agree that Landlord will have the discretional right to approve or disapprove any assignment or sublease referred to in this Section 12 and Tenant therefore waives its rights contained in Article 1818 fraction II of the Civil Code for the State of Tamaulipas (the “Code”).

ARTICLE 13.

WAIVER OF CERTAIN CLAIMS; INDEMNITY

13.1. WAIVER OF CERTAIN CLAIMS; INDEMNITY BY TENANT. TO THE EXTENT NOT EXPRESSLY PROHIBITED BY LAW, TENANT RELEASES LANDLORD AND ITS AGENTS, SERVANTS AND EMPLOYEES, FROM AND WAIVES ALL CLAIMS FOR DAMAGES TO PERSON OR PROPERTY SUSTAINED BY TENANT OR BY ANY OCCUPANT OF THE PREMISES OR THE BUILDING, OR BY ANY OTHER PERSON, RESULTING DIRECTLY OR INDIRECTLY FROM FIRE OR OTHER CASUALTY, OR FROM ANY EQUIPMENT OR APPURTENANCE THEREIN, OR FROM ANY ACT OR NEGLECT OF TENANT EXCEPT FROM ANY ACTS OF OR NEGLIGENCE FROM LANDLORD.

13.2. Damage to Premises or Building. If any damage to the Premises or the Building or any equipment or appurtenance therein, belonging to Landlord, results from any act or negligence of Tenant, its employees, agents, contractors, licensees or invitees, Tenant shall be liable therefor.

13.3. Indemnification. Tenant shall defend, indemnify, and hold Landlord and its agents, servants and employees harmless and to indemnify each of them against all liabilities, damages, costs, and expenses, including attorneys’ fees, for injuries to all persons and damage to or theft or misappropriation or loss of property occurring in or about the Premises arising from Tenant’s occupancy of the Premises or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease or due to any other act or omission of Tenant, its agents, contractors, invitees, licensees or employees. Tenant’s obligation to indemnify Landlord hereunder shall include the duty to defend against any claims asserted by reason of any such claims or liabilities and to pay any judgments, settlements, costs, fees and expenses, including reasonable attorneys’ fees, incurred in connection therewith.

Landlord shall defend, indemnify and hold Tenant harmless against all liabilities, damages, costs, and expenses, including attorneys’ fees, arising from any negligent or wrongful act or omission of Landlord or Landlord’s agents, contractors, invitees, licensees or employees on or around the Premises as a result of any act, omission or negligence of Landlord, or Landlord’s agents, contractors, invitees, licensees or employees, or arising from any breach of this Lease by Landlord. Landlord’s obligation to indemnify Tenant hereunder shall include the duty to defend against any claims asserted by reason of any such claims or liabilities and to pay any judgments, settlements, costs, fees and expenses, including reasonable attorneys’ fees, incurred in connection therewith.

13.4. Exemption from Liability. Landlord shall not be liable for any damage or injury to the persons, business (or any loss of income), goods, inventory, furnishings, fixtures, equipment, merchandise or other property of Tenant, Tenant’s employees, invitees, customers or any other person in or about the Premises, when the damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or wind (unless damage derives from a structural defect); (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures installed or otherwise maintained by Tenant; or (c) any act or omission of any other person entering the Property other than employees or any person under Landlord’s control. The provisions of this section 13.4 shall not, however, exempt Landlord from liability for Landlord’s negligence.

13.5 In no event shall Tenant have any liability under this Lease for any special, incidental, punitive, exemplary, indirect or consequential damages, including but not limited to lost profits, loss of production, loss of revenues, interest, capital, financing, good will, use, business reputation, opportunity or productivity, howsoever arising, even if Landlord has been advised of the possibility of such damages.

In no event shall Landlord have any liability under this Lease for any special, incidental, punitive, exemplary, indirect or consequential damages, including but not limited to lost profits, loss of production, loss of revenues, interest, capital, financing, good will, use, business reputation, opportunity or productivity, howsoever arising, even if Tenant has been advised of the possibility of such damages.

ARTICLE 14.

DAMAGE OR DESTRUCTION BY CASUALTY

14.1. Damage or Destruction by Casualty. Tenant shall notify Landlord of any material damage to the Premises as soon as possible, and no later than ten (10) days from taking notice of such damage, regardless of the cause of damage. If the Premises or the Building shall be damaged by fire or any force majeure or act of God casualty and if such damage does not render all or a substantial portion of the Premises or the Building unfit for the agreed uses, then Landlord shall proceed to repair and restore the same with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s control. If any such damage renders all or a substantial portion (more than 30%) of the Building unfit for the agreed uses, Landlord shall, with reasonable promptness after the occurrence of such damage, estimate the length of time that will be required to substantially complete the repair and restoration of such damage and shall, by written notice, advise Tenant of such estimate. If it is so estimated that the amount of time required to substantially complete such repair and restoration will exceed ninety (90) calendar days from the date such damage occurred, then Tenant shall have the right to terminate this Lease as of the date of such damage upon giving notice to Landlord at any time after Landlord gives Tenant the notice containing said estimate. Unless this Lease is terminated as provided in the preceding sentence, Landlord shall proceed with reasonable promptness to repair and restore the Premises. Both parties agree that in case the Premises are damaged in more than 50% (fifty percent), then any party can early terminate this Agreement for such cause through a written notice delivered to the other party. Notwithstanding anything to the contrary herein set forth:

(a) Landlord shall have no duty pursuant to this section 14.1 to repair or restore any portion of the alterations, additions or improvements owned or made by Tenant in the Premises or to expend for any repair or restoration amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration, except for those made by Tenant under Landlord’s request;

(b) Tenant shall not have the right to terminate this Lease pursuant to this Section 14.1 if the damage or destruction was caused by the act or neglect of Tenant, its agents or employees.

(c) if any such damage rendering all or a substantial portion (more than 30%) of the Premises unfit for the Permitted Uses shall occur during the last one hundred twenty (120) calendar days of the Term, Landlord shall have the option to terminate this Lease by giving written notice to Tenant within thirty (30) calendar days after the date such damage occurred, and if such option is so exercised, this Lease shall terminate thirty (30) days after the date of such notice.

14.2. Abatement of Rent. In the event any such fire or damage caused by acts of God or Force Majeure which are not caused by the acts or negligence of Tenant, its agents or employees, renders the Premises not fit for the Permitted Uses and if this Lease shall not be terminated pursuant to the foregoing provisions of section 14.1 by reason of such damage, Rent hereunder shall be abated for the period of time, and for the portion of the Premises that remain not fit for the Permitted Uses. In the event of termination of this Lease pursuant to section 14.1, Rent shall be apportioned on a per diem basis and be paid to the date of the fire or casualty.

ARTICLE 15.

EMINENT DOMAIN

If the entire Building or a substantial part thereof, or any part thereof which includes all or a substantial part of the Premises, shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, the Term of this Lease shall end upon and not before the earlier of the date when the possession of the part so taken shall be required for such use or purpose or the effective date of the taking. If any condemnation proceeding shall be instituted in which it is sought to take or damage any part of the Building or any access thereto, the taking of which would, in Tenant’s opinion, prevent the economical operation of the Building, Tenant shall have the right to terminate this Lease upon not less than ninety (90) calendar days’ notice prior to the date of termination designated in the notice. In either of the events above referred to, Rent at the then current rate shall be apportioned as of the date of the termination. In the absence of a termination, Rent shall be equitably adjusted.

Notwithstanding the above, in case of a seizure of any part of the Premises performed by any legally established Mexican governmental authority, both Landlord and Tenant are entitled to be indemnified by the expropriator entity, according to the applicable laws.

ARTICLE 16.

DEFAULT

16.1. Events of Default.

16.1.1 The occurrence of any one or more of the following matters constitutes a Default by Tenant under this Lease:

(a) Failure by Tenant to pay three Monthly Rents or any other monies required to be paid by Tenant under the Lease, by the fifth business day from the due date;

(b) Failure by Tenant to cure within twenty (20) days after receipt of notice from Landlord (unless a longer period is reasonably required), of any hazardous condition which Tenant has created in violation of applicable law or of this Lease. Notwithstanding the foregoing, Tenant’s obligation to cure any hazardous condition is not conditioned and does not require notice by Landlord, for it to be cured;

(c) Failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure shall continue for thirty (30) calendar days after notice thereof from Landlord to Tenant;

(d) The levy upon under execution or the attachment by legal process of the leasehold interest of Tenant, or the filing or creation of a lien in respect of such leasehold interest, which lien shall not be released or discharged within ten (10) calendar days from the date of such filing;

(e) Tenant (or any guarantor, if said guarantor is not replaced within thirty (30) calendar days thereunder, if any) becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Tenant (or any guarantor hereunder, if any) or for the major part of its property;

(f) A trustee or receiver is appointed for Tenant (or any guarantor hereunder, if any) or for the major part of its property and is not discharged within sixty (60) calendar days after such appointment;

(g) Bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law, or similar law for the relief of debtors, are instituted (i) by Tenant (or any guarantor, if said guarantor is not replaced within thirty (30) calendar days hereunder, if any) or (ii) against Tenant (or any guarantor hereunder, if said guarantor is not replaced within thirty (30) calendar days, if any) and are allowed against it or are consented to by it or are not dismissed within sixty (60) calendar days after such institution; or

16.1.2 The occurrence of any one or more of the following matters constitutes a Default by Landlord under this Lease:

(a) Failure by Landlord to repair structural damage when required under this Lease, within twenty (20) days after receipt of notice from Tenant, unless a longer period is reasonably required;

(b) Failure by Landlord to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure shall continue for thirty (30) calendar days after notice thereof from Tenant to Landlord;

(c) A trustee or receiver is appointed for Landlord (or any guarantor hereunder, if any) or for the major part of its property and is not discharged within sixty (60) calendar days after such appointment, provided such appointment negatively affects the possession and use of the Premises by Tenant;

(d) Bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law, or similar law for the relief of debtors, are instituted (i) by Landlord or (ii) against Landlord and are allowed against it or are consented to by it or are not dismissed within sixty (60) calendar days after such institution provided such proceedings negatively affect the possession and use of the Premises by Tenant;

(e) If for any cause not attributable to Tenant, Tenant is unable to use the Premises or a substantial portion of the Premises (more than 30%) in accordance with Section 14.1 herein, for the Permitted Uses for a period which exceeds 90 (ninety) days.

16.2 Rights and Remedies of Tenant. Upon the occurrence of any of the events of default listed in Section 16.1.2 hereof, and after all applicable curing periods have elapsed, if any, and Landlord has failed to cure such default within such established cure period, Tenant shall have to option to rescind this Lease, in which case, this Lease will be terminated for all legal purposes whatsoever, without the need of presentation, demand, protest or notice of any kind, all of which Landlord expressly waives herein. This paragraph shall apply unless there is a written agreement between the parties to the contrary.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies provided by law, nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any amounts due to Tenant under this Lease or of any damages accruing to Tenant by reason of the violation of any of the terms, provisions and covenants contained in this Lease. Failure of Tenant to declare any default immediately upon its occurrence, or failure to enforce one or more of Tenant’s remedies, or forbearance by Tenant to enforce one or more of Tenant’s remedies upon an event of default shall not be deemed or construed to constitute a waiver of default or waiver of any violation or breach of the terms of this Lease. Pursuit of any one of the above remedies shall not preclude pursuit by Tenant of any of the other remedies provided in this Lease.

16.3. Rights and Remedies of Landlord. Upon the occurrence of any of the events of default listed in Section 16.1.1 hereof, and after all applicable cure periods have elapsed, if any, and Tenant has failed to cure such default within such established cure period, Landlord shall have the option to pursue any one or more of the following remedies without any, prior notice or demand to Tenant:

(i)	Terminate this Lease without the need of any Court order, in which event Tenant shall surrender the Premises to Landlord, within a term of fifteen (15) calendar days after receipt of notice.

(ii)	After this Lease is effectively terminated, Landlord may re-let the Premises and receive the rent therefor. Tenant agrees to pay to Landlord all due Rent payable thereof and any other payments due and payable in accordance with Tenant’s obligations under this Lease, plus any damages and losses incurred or suffered by Landlord which are proven to be a direct result of Tenant’s default and resulting early termination.

(iii)	Tenant agrees to reimburse Landlord, against the corresponding invoices and/or receipts, on demand for expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, together with interest thereon at the rate stated in Section 26.8 per annum from the date expended until paid.

(iv)	Accelerate and declare the Rent for the entire Lease Term, subject to the provisions of Section 2.1 and all other amounts as can reasonably be determined due under this Lease, at once due and payable, and proceed by attachment, suit or otherwise, to collect all amounts in the same manner as if all such amounts due or to become due during the entire Lease Term were payable in advance by the terms of this Lease, and neither the enforcement or collection by Landlord of such amounts nor the payment by Tenant of such amounts shall constitute a waiver by Landlord of any breach, existing or in the future, of any of the terms or provisions of this Lease by Tenant or a waiver of any rights or remedies which the Landlord may have with respect to any such breach. Notwithstanding the foregoing, Landlord shall not collect any Rent from Tenant for the period of time that the Premises are rented to a third party tenant when Landlord is collecting rent from such third party tenant.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies provided by law, nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any monthly installment of Rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease. Failure of Landlord to declare any default immediately upon its occurrence, or failure to enforce one or more of Landlord’s remedies, or forbearance by Landlord to enforce one or more of Landlord’s remedies upon an event of default shall not be deemed or construed to constitute a waiver of default or waiver of any violation or breach of the terms of this Lease. Pursuit of any one of the above remedies shall not preclude pursuit by Landlord of any of the other remedies provided in this Lease. The loss or damage that Landlord may have suffered by reason of termination of this Lease or the deficiency from any re-letting as provided for above shall include the expense of repossession and any repairs or needed and reasonable remodeling undertaken by Landlord following possession in order to restate Premises to the same condition that they held prior to this Lease.

ARTICLE 17.

ESTOPPEL CERTIFICATE

Tenant agrees that from time to time upon not less than ten (10) calendar days prior request by Landlord, or the holder of any First Mortgage or any ground lessor, Tenant (or any permitted assignee, subtenant, licensee, concessionaire or other occupant of the Premises claiming by, through or under Tenant) will deliver to Landlord or to the holder of any First Mortgage or ground lessor, a statement in writing signed by Tenant certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease as modified is in full force and effect and identifying the modifications); (b) the date upon which Tenant began paying Rent and the dates to which the Rent and other charges have been paid, (c) that Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof in detail; (d) that the Premises have been completed in accordance with the terms hereof and Tenant is in occupancy and paying Rent on a current basis with no rental offsets or claims; (e) that there has been no prepayment of Rent other than that provided for in this Lease; (f) that there are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy laws of the United Mexican States or any State thereof, and (g) such other matters as may be required by Landlord, the holder of the First Mortgage, or ground lessor.

ARTICLE 18.

SUBROGATION AND INSURANCE

18.1. Waiver of Subrogation. Subject to the last sentence of this section 18.1, Landlord and Tenant agree to have all fire and extended coverage and other property damage insurance which may be carried by either of them endorsed with a clause providing that any release from liability of or waiver of claim for recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured to recover thereunder and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party. Without limiting any release or waiver of liability or recovery set forth elsewhere in this Lease, and notwithstanding anything in this Lease which may appear to be to the contrary, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance policies. Notwithstanding the foregoing or anything contained in this Lease to the contrary, any release or any waiver of claims shall not be operative, nor shall the foregoing endorsements be required, in any case where the effect of such release or waiver is to invalidate insurance coverage or invalidate the right of the insured to recover thereunder or increase the cost thereof (provided that in the case of increased cost the other party shall have the right, within ten (10) calendar days following written notice, to pay such increased cost keeping such release or waiver in full force and effect).

18.2. Tenant’s Insurance. Tenant shall carry insurance during the entire Term hereof with terms, coverages and in companies having a Best’s Rating of at Least A and otherwise satisfactory to Landlord and/or the First Mortgagee and with such increases in limits as Landlord and/or the First Mortgagee may from time to time request, but initially Tenant shall maintain the following coverages in the following amounts:

(a) Insurance against fire, sprinkler leakage, vandalism, and the extended coverage perils for the full replacement cost of all additions, improvements and alterations to the Premises owned or made by Tenant, if any, and of all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises, with loss or damage payable to Landlord and Tenant as their interests may appear.

(b) Comprehensive public liability and property damage insurance with not less than USD two million ($2,000,000) dollars, combined single limit for both bodily injury and property damage, with loss or damage payable to Landlord and Tenant as their interests may appear.

18.2.1 Landlord’s Insurance. As part of the expenses under Section 3.5 herein Landlord shall carry property damage insurance for the Building, during the entire Term hereof with terms, coverage and in companies having a Best’s Rating of at Least A. Tenant hereby agrees to reimburse the cost of such insurance to Landlord, within fifteen (15) days of demand by Landlord and receipt of a copy of the invoice. Alternatively, Tenant may procure and obtain such property insurance directly, under terms, coverage and from companies having a Best’s Rating of at Least A, all to Landlord’s sole satisfaction.

18.3. Certificates of Insurance. Tenant shall, prior to the commencement of the Term, furnish to Landlord copies of policies or certificates evidencing such coverage, which policies or certificates shall state that such insurance coverage may not be reduced, cancelled or not renewed without at least thirty (30) calendar days prior written notice to Landlord and Tenant (unless such cancellation is due to nonpayment of premium, and in that case only ten (10) calendar days’ prior written notice shall be sufficient).

18.4. Compliance with Requirements. Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authority, and shall not directly or indirectly make any use of the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage, or may increase the cost of insurance or require additional insurance coverage. Tenant covenants, represents and warrants that Tenant and every person working on behalf of Tenant from the Premises that is required by Mexican law to be registered with and covered by the provisions of the Mexican Social Security Institute laws and regulations (IMSS) shall be so registered during the Term of this Lease, with the effect that such covenant, representation and warranty operate as a release of Landlord for, and agreement by Tenant to indemnify, defend and hold Landlord harmless from and against any liability or obligation of any kind with respect to job-related injury, illness or death, or any other claim covered by IMSS.

ARTICLE 19.

NONWAIVER

No waiver of any condition expressed in this Lease shall be implied by any neglect of any of the parties to enforce any remedy on account of the violation of such condition whether or not such violation be continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. It is also agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any moneys due, and the payment of said moneys shall not waive or affect said notice, suit or judgment.

ARTICLE 20.

TENANT - CORPORATION OR PARTNERSHIP

In case Tenant is a corporation, Tenant (a) represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof. In case Tenant is a partnership, Tenant represents and warrants that all of the persons who are general or managing partners in said partnership have executed this Lease on behalf of Tenant, or that this Lease has been executed and delivered pursuant to and in conformity with a valid and effective authorization therefor by all of the general or managing partners of such partnership, and is and constitutes the valid and binding agreement of the partnership and each and every partner therein in accordance with its terms.

ARTICLE 21.

REAL ESTATE BROKERS

Landlord and Tenant each represent and warrant to the other, that except for Octavio MacFarland/NAI Mexico (the “Broker”), which fees shall be paid entirely by Landlord, there are no other brokers, agents, finders or other parties with whom they have dealt who may be entitled to any commission or fee with respect to this Lease or the Premises or the Property. Landlord and Tenant each agree to indemnify and hold the other party harmless from any claim, demand, cost or liability, including, without limitation, attorneys’ fees and expenses, asserted by any party based upon dealings with that party. Landlord represents that the commission agreement between Landlord and Broker does not provide for the payment of any fees for any lease extensions or expansions of the Property. Furthermore, the commissions and fees to be paid now or in the future by Landlord to Broker are and shall be standard and customary.

ARTICLE 22

NOTICES

All notices and demands required or desired to be given by either party to the other with respect to this Lease or the Premises shall be in writing and shall be delivered personally or sent by overnight courier service, prepaid return receipt requested, postage prepaid, and addressed as herein provided.

Notices to or demands upon Tenant shall be addressed to Tenant at:

Invensys Electronica Reynosa

Ave. Industrial Rio San Juan, Manzana 9.

Reynosa, Tamaulipas

Attention: Plant Manager

With a copy (without constituting notice) to:

Sesma, Sesma & Mc Neese, S.C.

Idaho No. 14

Col. Nápoles

03810 México, D.F.

Attention: Pablo Isla Vázquez

Notices to or demands upon Landlord shall be addressed to Landlord at:

4030 W. Braker Lane

Building 2-100

Austin, Texas 78759

Attention: General Counsel

With a copy (without constituting notice) to:

Martin & Drought PC

300 Convent St. 25th floor

San Antonio, Texas 78205

Attention: Jorge A. Garcia

Notices and demands shall be deemed given and served (a) upon receipt or refusal, if delivered personally or (b) upon proof of receipt is delivered after deposit with an overnight courier service. Either party may change its address for receipt of notices by giving notice of such change to the other party in accordance herewith.

ARTICLE 23.

ENVIRONMENTAL MATTERS

23.1. Defined Terms.

(a) “Environmental Law” shall mean and include all Mexican federal, state and local statutes, ordinances, regulations, and rules (without regard to or incorporation by reference of, the laws of any other state, country or jurisdiction, including without limitation, United States of America federal or state laws) relating to environmental quality, health, safety, contamination and clean-up, including, without limitation, the Mexican General Law of Ecological Balance and Environmental Protection, Regulations of the General Law of Ecological Balance and Environmental Protection Regarding Environmental Impact, Prevention and Control of Air Pollution and of Hazardous Waste, Official Mexican Standards, International Treaties and Guidelines issued by the National Institute of Ecology of Mexico and all state and local counterparts thereto, and any regulations or policies promulgated or issued there under, as now or at any time hereafter in effect, Environmental Laws shall also include all state, regional, county, municipal, and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials.

(b) “Hazardous Materials” shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product, or constituent regulated under Environmental Law.

(c) “Manage” means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, or abandon Hazardous Materials.

(d) “Release” or “Released” shall mean any actual unlawful levels of spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the environment, as “environment” is defined in the Environmental Law.

(e) “Response” or “Respond” shall mean action taken in compliance with Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate, assess, or abate the Release of a Hazardous Material.

23.2. Landlord’s Representations and Obligations. Landlord represents and warrants to the best of its knowledge and without further inquiry, that any handling, transportation, storage, treatment or usage of Hazardous Materials that has occurred on the Premises during its ownership of the Premises has been materially in compliance with all applicable federal, state and local laws, regulations and ordinances. Landlord further represents and warrants to the best of its knowledge and without further inquiry that no material leak, spill, discharge, emission or disposal of Hazardous Materials has occurred on or from the Premises during its ownership of the Premises and that the soil, groundwater, and soil vapor on or under the Premises is free of Hazardous Materials as of the date hereof. Landlord agrees to indemnify, defend and hold Tenant and its officers, partners, members, managers, directors, shareholders, employees, invitees and agents harmless from any claims, judgments, damages, fines, penalties, costs (including attorney, consultant and expert fees and costs), liabilities (including sums paid in settlement of claims) and losses (collectively, “Claims”) which arise during the lease term in connection with the presence of Hazardous Materials in the soil, groundwater or soil vapor on or under the Premises resulting form Landlord’s actions or omissions (or those of Landlord’s officers, employees, invitees or agents), (or those of Landlord’s officers, employees, invitees or agents), unless such Hazardous Materials are present solely as the result of the acts or omissions of Tenant, or its officers, employees, invitees or agents. Without limiting the generality of the foregoing, and notwithstanding anything in this Lease to the contrary, this indemnification obligation of Landlord shall survive the expiration or earlier termination of the lease term (including, without limitation, any termination of this Lease permitted by the terms of this Section 23.2) and specifically covers costs incurred in connection with any investigation of site conditions and any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence of Hazardous Materials in the soil, groundwater or soil vapor on or under the Premises, unless the Hazardous Materials are present as the result of the acts or omissions of Tenant, or its officers, agents or employees. Notwithstanding anything to the contrary herein, Tenant shall not begin any investigation of site conditions or any cleanup, remedial, removal or restoration, without first obtaining prior written consent from Landlord.

Landlord has delivered Tenant, prior to this date, with a copy of administrative ruling PFPA/34.2/2C.27.1/09/380 dated June 22, 2009 issued by Mexico’s environmental agency, enforcement office (Procuraduria Federal de Proteccion al Ambiente, Delegacion Tamaulipas) confirming, among other items, that the inspection conducted by such agency at the Premises on June 10, 2009 did not find any violation of any Environmental Laws. The entire contents of such ruling are included herein by reference.

Within 60 (sixty) days following the commencement of Tenant’s Beneficial Occupancy of the Premises, Tenant shall deliver to Landlord, a Phase I and a Phase II Environmental Site Assessments as per (ASTM) American Society for Testing and Material Standards and requirements established in the Environmental Laws, specifically the requirements established in the Regulations of the General Law for the Prevention and Integral Management of Waste (such Phase I and Phase II assessments being collectively referred to hereinafter as the “Baseline Study”) to be performed by a licensed environmental consultant selected jointly by the Landlord and Tenant, the cost of which Baseline Study shall be borne by Tenant, the scope of which shall be agreed by both the Landlord and the Tenant, the results of which Baseline Study shall be provided simultaneously to the Landlord and the Tenant; with such Baseline Study setting forth the baseline for the environmental condition of the Premises (to the extent of its scope), and the required environmental condition of the Premises at the expiration of the Lease term being provided herein below.

Landlord and Tenant agree to act promptly, in good faith and in a commercially reasonable fashion in mutually establishing the scope of the Baseline Study and in jointly selecting the licensed environmental consultant to perform the Baseline Study.

In the event that the Baseline Study reports the existence of Hazardous Materials at the Premises in levels that exceed the standards permitted under Environmental Law, Landlord shall be given the opportunity to assess the environmental clean up and at its sole discretion decide whether or not to begin clean-up and remediation. Landlord shall notify Tenant in writing within ten (10) days after the delivery to Landlord of the Baseline Study of Landlord’s decision whether or not to undertake such clean-up and remediation (“Landlord’s Remediation Notice”). If Landlord decides not to undertake any clean-up and remediation or if Landlord’s proposed clean up and remediation actions threaten to delay or affect Tenant’s possession and use of the Premises, in Tenant’s sole discretion, Tenant shall have the right, exercisable by written notice to Landlord within 15 (fifteen) days after delivery to Tenant of Landlord’s Remediation Notice to terminate this Lease, effective no later than 5 (five) days from the date such notice is given to Landlord, and thereafter, neither party shall have any further obligations or liabilities hereunder (except those obligations and liabilities which expressly survive the expiration or earlier termination of this Lease). Landlord shall use commercially reasonable efforts not to disturb Tenant’s business operations during any period of clean-up and remediation.

Notwithstanding anything to the contrary herein, the Baseline Study shall remain confidential, and the parties shall be forbidden from disclosing its contents to any third party, without the other party’s prior written consent.

23.3 Tenant’s Obligations with respect to Environmental Matters. During the term of this Lease, (a) Tenant shall at its own cost comply with all Environmental Laws related to Tenant’s use and occupancy of the Premises; (b) Tenant shall not conduct or authorize the handling, and management of any unlawful levels of Hazardous Materials on the Premises, including installation of any underground storage tanks, without prior written disclosure to and approval by the Landlord; (c) Tenant shall not take any action that would subject the Premises to permit requirements under Environmental Law for storage, treatment, or disposal of Hazardous Materials; (d) Tenant shall not dispose of Hazardous Materials in dumpsters provided by Landlord for Tenant use; (e) Tenant shall not discharge Hazardous Materials into any drains or sewers on the Property; (f) Tenant shall not cause or allow any of Tenant’s officers, invitees, employees or agents to cause the Release of any Hazardous Materials on, to, or from the Property; and (g) Tenant shall at its own cost arrange for the lawful transportation and off-site disposal of all Hazardous Materials that it generates; and (h) Tenant will not be responsible for Hazardous Materials or other environmental matters or problems attributable to Landlord, or any other third party, other than Tenant’s officers, invitees, employees or agents.

23.4. Copies of Notices. During the Term of this Lease, Tenant shall promptly provide Landlord with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Claims, complaints, investigations, judgments, letters, notices of environmental liens or response actions in progress, and other communications, written or oral, actual or threatened, from any federal, state, or local agency or authority, whether environmental or not, or any other entity or individual, concerning (a) any Release of a Hazardous Material on, to, or from the Premises; (b) the imposition of any lien on the Premises as a result of the presence of any Hazardous Materials at, in or under the Premises; or (c) any alleged violation of or responsibility under Environmental Laws. Upon reasonable prior written notice to Tenant, Landlord and Landlord’s and employees shall have the right, at their sole cost and expense, to enter the Premises and conduct appropriate inspections or tests in order to determine Tenant’s compliance with Environmental Laws; and Landlord covenants and agrees to use commercially reasonably efforts not to disrupt Tenant’s business operations at the Premises during the course of any such inspections or tests. If such inspections or tests reveal any violation by Tenant of the terms of this Article 23 Tenant shall be responsible for the actual and reasonable cost of all such inspections or tests, in addition to all other sums otherwise due hereunder. In addition, upon reasonable prior written notice to Tenant, Landlord and its agents and representatives shall have access to the Premises and to the books and records of the Tenant relating to Hazardous Materials and any occupant of the Premises claiming by, through or under the Tenant for the purpose of ascertaining the nature of the activities conducted thereon and to determine the type, kind and quantity of all products, materials and substances brought onto the Premises or produced thereon.

23.5. Indemnification. Tenant shall indemnify, defend, and hold harmless Landlord, its beneficiaries, its lenders, any managing agents and leasing agents of the Premises, and their respective members, shareholders, managers agents, partners, officers, directors, and employees from all Claims arising from or attributable to: (a) the presence of Hazardous Materials in, at or on the Premises or the subsurface thereof in violation of any Environmental Laws which is solely the result of acts or omissions of Tenant, its officers, invitees, employees, or agents; provided however, in no event shall Tenant have any remediation obligations except as and to the extent required by Environmental Laws and to return the Premises to their condition prior to the presence of Hazardous Materials, as required pursuant to applicable Environmental Laws for industrial properties as determined by licensed environmental consultant selected by both Tenant and Landlord, or (b) any breach by Tenant of any of its warranties, representations or covenants in this section. Tenant’s obligations hereunder shall survive the expiration or earlier termination of this Lease. Without limiting the generality of the foregoing, and notwithstanding anything in this Lease to the contrary, this indemnification obligation of Tenant shall survive the expiration or earlier termination of the lease term and specifically covers costs incurred in connection with any investigation of site conditions and any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence of Hazardous Materials in the soil, groundwater or soil vapor on or under the Premises, unless the Hazardous Materials are present as the result of the acts or omissions of Landlord, or its officers, invitees, agents or employees.

23.6 Site Abandonment/Closure of Operations. Prior to Tenant’s delivery of the Premises to Landlord, Tenant shall deliver to Landlord, a Certified Copy of a Site Abandonment/Closure of Installation Ruling, or such other applicable ruling or other requirement then required under such circumstances, from the Mexican Environmental Authority (the “Ruling”), to the extent applicable under the Environmental Laws, with such Ruling certifying that there are no outstanding environmental procedures pending at the Premises or existing Hazardous Materials at the Premises which are required to be removed, treated, remediated, or otherwise handled or attended to in any manner under applicable Legal Requirements or Environmental Laws. In case such Ruling, points out the existence of either outstanding environmental procedures pending at the Premises or existing Hazardous Materials at the Property, then Tenant shall diligently and immediately repair such situation, without impairing its liability for damages in favor of Landlord, to the extent provided herein. Tenant shall not be responsible for any cleanup or remediation with respect to any outstanding environmental procedures pending at the Premises or Hazardous Materials not caused by a Release by Tenant’s actions or omissions, including those of its officers, members, managers, directors, shareholders, employees, agents and invitees.

Furthermore, within 15 (fifteen) days prior to the expiration of the Lease term, or 15 (fifteen) days prior to Tenant’s delivery of the Premises to Landlord assuming an early termination of this Lease, with the understanding that Tenant must notify Landlord of such early termination as provided under this Lease, Landlord shall commission an updated study to be performed by the same licensed environmental consultant selected jointly by Tenant and the Landlord (the “Third Party Independent Expert”) to perform the Baseline Study (the “Updated Study”), the cost of which shall be borne by Landlord. The scope of the Updated Study shall be the same as the Baseline Study unless Landlord and Tenant agree otherwise. Landlord shall use commercially reasonable efforts to ensure that the Updated Study is completed within sixty (60) days after the expiration of the Lease term. Upon completion of the Updated Study, the results shall be delivered simultaneously to the Landlord and the Tenant. In case the Updated Study indicates that there are no unlawful levels of Hazardous Materials at the Premises that were not previously identified in the Baseline Study, Tenant shall have no further obligations or liability under this Section 23.6. In case the Updated Study determines the existence of unlawful levels of Hazardous Materials in, at or under the Premises, and such are caused solely by a Release by Tenant’s actions or omissions, then Tenant shall diligently repair such situation as determined by the Third Party Independent Expert, without impairing its liability for damages in favor of Landlord to a level in compliance with applicable law.

The scope of the Updated Study shall include the Third Party Independent Expert’s determination on whether any portion of the Premises is unable to be leased or occupied, as per applicable laws, and for purposes of this paragraph. If, solely as a result of Tenant’s Release of Hazardous Materials at the Premises, which includes Tenant’s actions or omissions, and those of its officers, members, managers, directors, shareholders, employees, agents and invitees, the Building or any portion thereof is not able to be leased or occupied, as determined by the Third Party Independent Expert, under applicable laws and based on the results of the Updated Study, then Tenant shall pay to Landlord the monthly Base Rent and other costs and expenses payable by Tenant under the Lease at the rates payable during the last month of the Lease term (the “Rent and Expenses Payable During Remediation”), commencing on day thirty (30) from the receipt of the Updated Study determination and continuing until such Premises have been remediated to a level in compliance with applicable law . For clarification purposes, Tenant shall not be required to pay Landlord the Rent and Expenses Payable During Remediation, during the first thirty (30) days from the expiration of the Lease term (the “30 day Grace Period”), furthermore, after the 30 day Grace Period, Tenant shall pay Landlord the full Rent and Expenses Payable During Remediation for the entire surface area of the Building, irrespective of the area being actually subject to the remediation.

The Rent and Expenses Payable During Remediation shall be paid, on an monthly basis, in advance, and for a maximum period of twelve (12) months. However, Tenant’s duty to remediate the Premises shall not cease until the Premises have actually been remediated from Tenant’s Release of Hazardous Materials to levels in compliance with applicable law, as determined by the Third Party Independent Expert.

Tenant shall be responsible, at its sole cost and expense, to obtain all environmental permits, licenses and authorizations required (if applicable and required by applicable Environmental Laws and Legal Requirements) to operate in the Premises.

ARTICLE 24.

SECURITY DEPOSIT

24.1. Security Deposit. The parties agree that there will be no security deposit required for this Lease.

ARTICLE 25.

TITLE AND COVENANT AGAINST LIENS

Landlord’s title is and always shall be paramount to the title of Tenant and nothing in this Lease contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. Tenant covenants and agrees not to suffer or permit any lien of mechanics or material men to be placed upon or against the Premises, the Building, the Land or against Tenant’s leasehold interest in the Premises and, in case of any such lien attaching, to immediately pay and remove same. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Premises, the Building or the Land, and any and all liens and encumbrances created by Tenant shall attach only to Tenant’s interest in the Premises. If any such liens so attach and Tenant fails to pay and remove same within ten (10) calendar days, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of payment at the default rate set forth for amounts owed Landlord by Tenant. Such sums shall be deemed to be additional rent due and payable by Tenant at once without notice or demand.

ARTICLE 26.

MISCELLANEOUS

26.1. Successors and Assigns. Each provision of this Lease shall extend to and shall bind and inure to the benefit not only of Landlord and Tenant, but also their respective heirs, legal representatives, successors and assigns, but this provision shall not operate to permit any transfer, assignment, mortgage, encumbrance, lien, charge, or subletting contrary to the provisions of this Lease.

26.2. Modifications in Writing. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon any party unless in writing signed by both parties.

26.3. Severability. The invalidity of any provision of this Lease shall not impair or affect in any manner the validity, enforceability or effect of the rest of this Lease.

26.4. Entire Agreement. All understandings and agreements, oral or written, heretofore made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord (and its beneficiary, if any, and their agents) and Tenant with regards to the subject matter thereof.

26.5. Prevailing Party. In the event of any litigation between Landlord and Tenant with respect to this Lease, the prevailing party in such litigation shall be entitled to reimbursement by the non-prevailing party of all reasonable costs, charges and expenses incurred by the prevailing party in such litigation, including the reasonable fees and reasonable out-of-pocket expenses of counsel, agents and others retained by the prevailing party.

26.6. Governing Law. For any issue in connection with the construction, validity, execution, and fulfillment hereof, the parties agree to be subject to the laws of the state of Tamaulipas, Mexico (the State’s Civil Code). The parties hereby expressly agree that any references in this Lease to any laws, rules, principles, ordinances, policies, regulations and orders, shall be interpreted for all purposes hereunder as being exclusive references to the laws of the state of Tamaulipas, Mexico (the State’s Civil Code) and, in a broader sense, to the laws of the United Mexican States. In the event of any controversy that may arise, the parties are bound to try to solve it by means of mediation, to be carried out within a term of 30 (thirty) calendar days after the arising of any controversy or dispute. If after such term has elapsed, the parties have not reached an agreement, such controversy shall be solved pursuant to the provisions of the State’s Civil Code, and by the competent courts of Reynosa, Tamaulipas, Mexico. The parties hereto expressly waive any other jurisdiction that may correspond to them due to any reason whatsoever.

26.7. Translation. Landlord and Tenant agree that this Lease is being executed in an English version, and that for all intended purposes it constitutes a valid, binding and enforcing contract on the parties hereto. The English version shall be signed by the parties hereto with one (1) witness for each party, and without any further formality or notarization. Furthermore, the parties covenant and agree to have this English version translated into Spanish and

Landlord and Tenant shall execute the Spanish version no later than thirty (30) calendar days from the effective date of execution of the English version, but with effective date as provided in the English version. The Spanish version shall be executed in at least duplicate originals in the presence of a Mexican Notary Public, or as otherwise agreed to by the parties. All expenses in connection with the ratification of this Lease before a Notary Public shall be split by equally between the parties. In case of any conflict between the English and the Spanish versions, the English version shall prevail so long as a lawsuit has not yet been filed / commenced. Upon the filing / commencement of any lawsuit / litigation, the Spanish version shall prevail. Notwithstanding the foregoing, if the Spanish version is not executed for any reason, the English version shall remain as a valid, binding and enforcing contract on the parties hereto.

26.8 Default Rate of Interest. All amounts (including, without limitation, Base Rent and Rent Adjustments) owed by Tenant to Landlord pursuant to any provision of this Lease shall bear interest from the date due until paid in full at 5% per annum not to exceed the highest rate permitted by applicable law.

26.9 Force Majeure. If Landlord fails to timely perform any of the terms, covenants and conditions of this Lease on Landlord’s part to be performed and such failure is due in whole or in part to any strike, lockout, labor trouble, civil disorder, inability to procure materials, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, acts of God, acts caused directly or indirectly by Tenant (or Tenant’s agents, employees, contractors, licensees or invitees) or any other cause beyond the reasonable control of Landlord, then Landlord shall not be deemed in default under this Lease as a result of such failure and any time for performance by Landlord provided for herein shall be extended by the period of delay resulting from such cause. Likewise, but excluding all monetary obligations, if Tenant fails to timely perform any of the terms, covenants and conditions of this Lease on Tenant’s part to be performed and such failure is due in whole or in part to any strike, lockout, labor trouble, civil disorder, inability to procure materials, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, acts of God, acts caused directly or indirectly by Landlord (or Landlord’s agents, employees, contractors, licensees or invitees) or any other cause beyond the reasonable control of Tenant, then Tenant shall not be deemed in default under this Lease as a result of such failure and any time for performance by Tenant provided for herein shall be extended by the period of delay resulting from such cause.

26.10. Financial Statements. After the expiration of ninety (90) calendar days following the end of any of Tenant’s fiscal years, Tenant shall within thirty (30) calendar days after Landlord’s written request deliver to Landlord a copy of Tenant’s financial statements for such fiscal year prepared by a certified public accounting firm in accordance with generally accepted accounting principles. Landlord binds itself to keep the confidentiality of said financial statements and any other information provided by the Tenant during the Term and after the end of the Term, including any of its extensions.

26.11. Recording. Tenant may, at its own cost and risk record this Lease or any short form or memorandum thereof.

26.12. Signs and Advertisements. Tenant shall comply with rules and regulations (CC & R’s) of Del Norte Industrial Park provided for in Exhibit E attached hereto. Tenant shall repair, paint, and/or replace any portion of the Premises or the Building damaged or altered as a result of its signage when it is removed (including, without limitation, any discoloration of the Building). Any and all signs placed, installed or attached to the Premises or the Building pursuant to the terms of this paragraph, shall be done at Tenant’s sole cost and expense.

26.13 Sale of the Premises. In the event of a sale or conveyance by Landlord (or any party comprising Landlord) of all or any part of the Premises, and notwithstanding anything contained in this Lease to the contrary, the same shall operate to release Landlord (or such party) from any and all future liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord (or such party) with respect to any liability of Landlord (or such party) accruing after such sale or conveyance.

26.14 Late Charges. If any payment due under the Lease is not received on, before, or five days after the due date, Landlord may to the extent allowed by law, impose a late charge on any late payments in an amount equal to Five percent (5%) of the past due amount (“Late Charge”). A Late Charge may be imposed only once on each past due amount. Any Late Charge will be in addition to Landlord’s other remedies for nonpayment of rent.

26.15. Guaranty. SIEBE, INC. shall guarantee the payment of all indebtedness (including all rents and other sums of any kind payable by Tenant under this Lease) and obligations of any kind payable by Tenant under this Lease, pursuant to a guaranty in the form attached hereto as Exhibit G and made a part hereof for all purposes, which guaranty shall be executed and delivered by such Guarantor to Landlord on or before the date of this Lease and as a condition to the effectiveness of this Lease.

26.16. Definition of Tenant. The word “Tenant” whenever used herein shall be construed to mean Tenants or any one or more of them in all cases where there is more than one Tenant; and the necessary grammatical changes required to make the provisions hereof apply either to corporations or other organizations, partnerships or other entities, or individuals, shall in all cases be assumed as though in each case fully expressed.

26.17. Definition of Landlord. The term “Landlord” as used in this Lease means only the owner or owners at the time being of the Building so that in the event of any assignment, conveyance or sale, once or successively, of the Building, or any assignment of this Lease by Landlord, said Landlord making such sale, conveyance or assignment shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing after such sale, conveyance or assignment, and Tenant agrees to look solely to such purchaser, grantee or assignee with respect thereto. This Lease shall not be affected by any such assignment, conveyance or sale, and Tenant agrees to attorn to the purchaser, grantee or assignee.

26.18. Time of Essence. Time is of the essence of this Lease and of all provisions hereof.

26.19. Headings. The headings of Articles and Sections are for convenience only and do not limit, expand or construe the contents of the Sections.

ARTICLE 27.

OPTION TO EXTEND.

(a) Provided Tenant is not then in default hereunder, Tenant shall have the option to extend the Term of this Lease for the following extended terms:

(i) An additional term of five (5) years (“First Extended Term”) commencing on the day immediately following the Expiration Date of the initial Term of this Lease (the “First Extended Term Commencement Date”); and

(ii) Provided the Term has been extended for the First Extended Term, an additional term of five (5) years (“Second Extended Term”) commencing on the day immediately following the end of the First Extended Term (the “Second Extended Term Commencement Date”).

Each of the First Extended Term Commencement Date and the Second Extended Term Commencement Date is herein called an “Extended Term Commencement Date.”

(b) Each option to extend shall be exercisable by written notice from Tenant to Landlord of Tenant’s intent to exercise its election for said option given not later than the date which is Nine (9) months prior to the pertinent Extended Term Commencement Date and not earlier than the date which is fourteen (14) months prior to the pertinent Extended Term Commencement Date. If Tenant fails to timely give notice of its intent to exercise the applicable option, said option shall thereupon expire and, if the notice of intent to exercise an applicable option is not timely given or if given but subsequently rescinded in accordance with subsection (e) below, the option to extend for any subsequent extension terms as described above shall also thereupon expire. The option to extend is intended only for the benefit of Tenant and may only be exercised by it if the Premises are occupied by Tenant and it has not assigned this Lease or sublet any portion of the Premises, unless assignee is a subsidiary of Invensys or if and as allowed hereunder. Without limitation of the foregoing, no sublessee or assignee shall be entitled to exercise any right hereunder.

(c) Rent per square foot of rentable area of the Premises payable during the First Extended Term and during the Second Extended Term shall be equal to 95% Prevailing Market Rate (as hereinafter defined) if no broker is involved in transaction and 100% of Prevailing Market Rent if a broker is involved with respect to each the First Extended Term, and the Second Extended Term. Landlord shall, in response to and within thirty (30) days of Landlord’s receipt of Tenant’s notice of intent to exercise the option for the First Extended Term, and if applicable for the Second Extended Term, provide Tenant with its determination of the Prevailing Market Rate. The term “Prevailing Market Rate” shall mean the then prevailing annual rental rate per square foot of rentable area, as reasonably determined in good faith by Landlord, for space in comparable buildings in the Reynosa Park area which has been built out for occupancy, comparable in area and location to the space of which such rental rate is being determined, being leased for a duration comparable to the First Extended Term and the Second Extended Term for terms commencing on or about the Extended Term Commencement Date for the First Extended Term and the Second Extended Term. The determination of the Prevailing Market Rate shall take into consideration rental concessions and abatements, the “as is” condition of the Premises, moving expense reimbursements, base years for escalation purposes, other adjustments to base rental, and other comparable factors. The components of the Prevailing Market Rate may include, among the other then prevailing components of rent: a fixed annual rent (such as Base Rent), real estate taxes and other expenses and increases to adjust for inflation.

(d) Not later than thirty (30) days after Landlord’s notice to Tenant of the Prevailing Market Rate (for either the First Extended Term and the Second Extended Term), Tenant and Landlord shall execute the extension amendment.

(e) The parties will in mutual agreement and in good faith agree on all conditions necessary concerning each Extended Term Commencement Date.

ARTICLE 28.

RIGHT OF FIRST REFUSAL

Provided Tenant is not in default hereunder, during the term of the Lease, Tenant shall have the right of first refusal to purchase the Premises. If Landlord procures a buyer for the Premises, Landlord shall notify Tenant, of Landlord’s intent to sell, together with evidence that the offer is a legitimate tender for the property, and which includes the purchase price, terms, conditions and type of transfer (the “Offer”). Tenant shall have ten (10) days to match Landlord’s Offer, by notice in writing to Landlord accompanied with a certified check for five percent (5%) of the purchase price, as earnest money. The closing shall occur within the next thirty (30) days. Failure by Tenant to comply with any of the terms herein shall be construed as Tenant’s rejection of the Offer, and Landlord may proceed to sell and transfer the Premises to any other third party, under the same terms of the Offer. If closing should not occur within the thirty (30) day term established above and the parties fail to reach a purchase agreement, Landlord shall immediately reimburse Tenant with a certified check for the five percent (5%) of the purchase price which was deposited by Tenant with Landlord as earnest money.

ARTICLE 29.

RIGHT TO EXPAND

Provided Tenant is not in default hereunder, during the term of the Lease, Tenant shall have the exclusive option to expand on the Building and may do so, if at Tenant’s sole expense, without incurring any increase in rent. The parties will in mutual agreement and in good faith agree on all terms and conditions necessary concerning the expansion of the Building. Notwithstanding anything to the contrary, Landlord makes no representation, covenant or commitment to pay for any Building expansion.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed in duplicate originals, each in the presence of a witness, in different locations and dates but with Effective Date as of the date that Landlord executes this Lease.

Witness:	/s/ Lu Shannon
Lu Shannon
Print Name

Witness:

Print Name

LANDLORD:

Entorian Technologies Mexico, S. de R.L. de C.V.

Signature:	/s/ Stephanie Lucie

By (Print Name):	Stephanie Lucie

Its:	Vice President

TENANT:

Invensys Electronica Reynosa, S. de R.L. de C.V.

Signature:	/s/ Pablo Manuel López Pérez

By (Print Name):	Pablo Manuel López Pérez

Its:	General Manager

Date of signature:	08/01/2009